Exhibit 99.1



TELFORD, P.A.--(BUSINESS WIRE) - September 16th, 2004 Environmental Solutions Worldwide, Inc. (ESW) (OTCBB: ESWW) has received its first Level II California Air Resources Board (CARB) Executive Order for its proprietary advanced Diesel Catalyst branded "Particulate Reactor(TM) ."

The California ARB has verified the ESW Particulate Reactor(TM) system. The verification covers specific diesel engine models from the 1991 through 1993 model years used in on-road applications operating on standard CARB diesel fuel. The Particulate Reactor(TM) system employs a catalyzed wire mesh substrate to achieve at least a 50 percent reduction in particulate matter emissions, qualifying it for Level II verification. Specific engine families and conditions for which the Particulate Reactor(TM) has been approved and may be found in the Executive Order which CARB has advised will be posted within 10 days on the ARB website.

With the success of obtaining this CARB Verification, ESW becomes the first catalytic substrate manufacturer and catalyst coating company in North America to verify a metallic wire mesh substrate based catalytic converter system as a passive stand alone Level II diesel retrofit replacement device. This verification was achieved while using standard CARB fuel found at local service stations. To date, no other catalyst manufacturer has received this status without the usage of secondary technologies.

This Executive Order is the first for a high performing advanced Diesel Oxidation Catalyst (DOC). Traditional DOC's have been verified at Level I Particulate Matter (PM) reductions (25% or greater). The increased performance provided by ESW's Particulate Reactor(TM) results from advanced coating technology and the torturous path gas flow created by the unique substrate design. The ESW substrate creates high catalytic surface area contact with the exhaust, which in turn provides Level II PM reductions (50% or greater).

As with all of ESW's catalyst substrates, the Particulate Reactor(TM) also has versatile design and packaging flexibility since it can be produced into a multitude of shapes and sizes while maintaining required catalyst volumes.

The ESW Particulate Reactor(TM) will be available through Fleetguard Emission Solutions (FES), the exclusive marketing and distribution partner of ESW. Mike Cross, Vice President of Fleetguard Exhaust Products commented, "We are excited to have the Particulate Reactor(TM) in our portfolio as the first of series of ESW products that we will be offering to the marketplace".



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David J. Johnson, ESW's interim President and CEO remarked, "I am very excited to report what we believe to be an important milestone of the Company. The receipt of our first CARB Executive Order completes one chapter in the evolution of our Company while at the same time starting the next. With a Government recognized emission reduction technology and the marketing, sales and distribution power of our partners, we believe that we are poised to apply our catalyst technology into markets that require higher value products (Best Available Control Technology) with and without Ultra Low Sulfur Fuel. This milestone could not have been achieved without the solid work and determination of ESW and FES's management teams, catalyst engineers, certification specialists, emissions lab technicians and supporting staff."

Mr. Johnson further commented, "The scope of the CARB verification directly impacts customers in California, but it also impacts all 50 US states due to verification reciprocity between CARB and EPA. CARB verification is also broadly recognized in the international arena which may open opportunities for the product in several global markets. A follow up verification testing program is well underway to broaden the scope of the market application and fuel compatibility for the Particulate Reactor(TM) and is demonstrating excellent results."

ABOUT THE CALIFORNIA AIR RESOURCES BOARD (CARB)
The California Air Resources Board is a part of the California Environmental Protection Agency, an organization which reports directly to the Governor's Office in the Executive Branch of California State Government. The Mission of the California Air Resources Board:
To promote and protect public health, welfare and ecological resources through the effective and efficient reduction of air pollutants while recognizing and considering the effects on the economy of the state. For further information, please visit their website at: www.arb.ca.gov/homepage.htm

ABOUT ENVIRONMENTAL SOLUTIONS WORLDWIDE INC.
With headquarters in Telford, Pennsylvania Environmental Solutions Worldwide is a publicly traded company engaged through its subsidiaries in the design, development, manufacture and sale of environmental technologies currently focused on the international automotive and transportation industries. ESW manufactures and markets a line of catalytic emission control products and catalytic conversion technologies for a multitude of applications.
For updated information, please visit the Company's Website at: www.cleanerfuture.com
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SAFE HARBOR
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (The "Act"). In particular, when used in the preceding discussion, the words "pleased" "plan," "confident that," "believe," "expect," or "intend to," and similar conditional expressions are intended to identify forward looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, market conditions, general acceptance of the Company's products and technologies, competitive factors, the ability to successfully complete additional financings and other risks described in the Company's SEC reports and filings.

                          FOR MORE INFORMATION CONTACT:
                      Investor Relations at 1-905-850-9970
                      investor-relations@cleanerfuture.com


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